Exhibit 10.5.2.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is made as of December ___, 2006, by and between CALPINE CORPORATION, a Delaware Corporation (the “Company”) and SCOTT J. DAVIDO (the “Executive”).
     WHEREAS, the Company and Executive entered into an Employment Agreement, dated January 30, 2006 (the “Employment Agreement”);1
     WHEREAS, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order on May 15, 2006 approving the Employment Agreement;
     WHEREAS, Executive is currently employed by the Company as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer;
     WHEREAS, the Company and Executive desire that Executive continue as an employee of the Company in accordance with the terms and conditions of the Employment Agreement except as otherwise expressly set forth in this Amendment;
     WHEREAS, the Company and Executive desire that (a) Executive no longer be required to perform certain responsibilities, (b) that Executive be required to perform certain additional responsibilities and (c) that Executive relinquish the title of Chief Financial Officer (the “New Responsibilities”);
     WHEREAS, certain provisions of the Employment Agreement must be amended to reflect the New Responsibilities; and
     WHEREAS, the Company and Executive desire that this amendment shall not be effective unless and until an order approving this Amendment is entered by the Bankruptcy Court and that if no such order is entered by January 31, 2006, this Amendment, other than paragraph 3, shall be of no force and effect and shall be void ab initio.
     NOW THEREFORE, in consideration of the mutual obligations set forth in this Amendment, which Executive and the Company agree are sufficient, Executive and the Company agree as follows:
     1. Amendment. The following provisions of the Employment Agreement are amended as follows:
     (a) The third paragraph of the preamble shall be amended to read in its entirety as follows:
“The Company and Executive have agreed that Executive will be employed by the Company and will serve as the Company’s Executive Vice President and Chief Restructuring Officer, upon the terms and conditions set forth below.”
     (b) The first paragraph in paragraph 2 shall be amended to read in its entirety as follows:

[1]	Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

“During the Term of Employment, Executive shall have the position and responsibilities described in this paragraph 2. Executive shall be employed as the Company’s Executive Vice President and Chief Restructuring Officer, with the general executive powers and authority that accompany those positions. Executive shall report directly to the Chief Executive Officer and shall have the duties and responsibilities consistent with his position that are assigned to Executive by the Chief Executive Officer or the Board. In addition, as Executive Vice President and Chief Restructuring Officer, Executive shall have overall responsibility for management of the Company’s chapter 11 reorganization process, including all tasks related to, and associated with, the development of a plan of reorganization. In addition, Executive shall have responsibility for the management of the Company’s commercial risk organization. Executive agrees to comply with such lawful policies of the Company as may be adopted from time to time. Although Executive may be reasonably required to travel from time to time for business reasons, his principal place of employment shall be the Company’s corporate offices wherever located.”
     (c) The first sentence of paragraph 3(e) shall be amended to read in its entirety as follows:
“When a plan of reorganization that is confirmed by the Bankruptcy Court becomes effective (the “Plan Effective Date”) during Executive’s tenure as Chief Restructuring Officer of the Company, Executive shall be entitled to receive a one-time payment in an amount equal to the amount set forth on Exhibit A attached hereto (the “Success Fee”).”
     2. Section Headings. All headings in this Amendment are inserted for convenience only. Headings do not constitute a part of the Amendment and may not affect the meaning or interpretation of any term or other provision of this Amendment.
     3. Legal Fees. On or before January 31, 2006, or such later date to which Executive and Company mutually agree, the Company shall pay Executive’s reasonable legal fees that are directly related to the negotiation, entry and approval by the Bankruptcy Court of this Amendment and were actually incurred during such negotiation, entry or approval, in an amount not to exceed $25,000.
     4. Modifications. Except as expressly modified hereby, the Employment Agreement is in all other respects hereby ratified and confirmed and will continue in full force and effect.
     5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
     6. Force and Effect. This Amendment shall be effective upon the entry of an order by the Bankruptcy Court approving this Amendment. If the Bankruptcy Court does not enter an order approving this Amendment by January 31, 2006, this Amendment, other than paragraph 3, shall have no force or effect and shall be void ab initio. In addition, if the

Bankruptcy Court does not enter an order approving this Amendment by January 31, 2006, Executive and the Company shall be entitled to all rights, remedies, and obligations under the Agreement.
     IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment on December ___, 2006.
CALPINE CORPORATION:

By:	/s/ Robert P. May Robert P. May	/s/ Scott J. Davido Scott J. Davido, in his individual capacity
Chief Executive Officer